BROAD NATIONAL BANCORPORATION
               COMPUTATION OF NET INCOME PER SHARE


                                    Year Ended December 31,
                               1997(1)       1996(1)    1995(1)
                                   (Dollars in Thousands,
                                  Except Per Share Amounts)


BASIC:
  Net Income                  $6,410,820  $5,273,146   $4,419,660
  Less cumulative
     preferred dividends               0           0      579,548
  Net income available
     to common shareholders   $6,410,820  $5,273,146   $3,840,112

  Weighted average common
     shares outstanding        4,788,131   4,789,119    3,407,335

BASIC EARNINGS PER
  COMMON SHARE                     $1.34       $1.10        $1.13


DILUTED:
  Net income available
     to common shareholders   $6,410,820  $5,273,146   $4,419,660

  Weighted average common
     shares outstanding        4,788,131   4,789,119    3,407,335
  Less effects of
     dilutive securities
      Stock options              168,506      93,148       59,473
      Convertible preferred
         stock                      0        115,569    1,492,370

  Adjusted weighted average
    common shares
    outstanding                4,956,637   4,997,836    4,959,178

DILUTED EARNINGS PER
  COMMON SHARE                     $1.29       $1.06        $0.89


/1/ All share and per share amounts have been adjusted to reflect the 5% stock dividend which was declared
     December 18, 1997 and distributed January 6, 1998.